Exhibit 99.1

Depomed Announces Offering of $230 Million Convertible Senior Notes Due 2021

Newark, Calif., September 2, 2014 — Depomed, Inc. (Nasdaq: DEPO) today announced that it intends to offer, subject to market and other conditions, $230 million aggregate principal amount of Convertible Senior Notes due 2021 (the “Notes”). Depomed, Inc. (“Depomed”) expects to grant the underwriters in the offering a 30-day option to purchase up to an additional $34.5 million aggregate principal amount of the Notes. Morgan Stanley & Co. LLC and RBC Capital Markets, LLC will act as joint book-running managers for the offering. Depomed intends to use the net proceeds of the offering for working capital and other general corporate purposes and potential acquisitions and strategic transactions.  There are currently no agreements or understandings with respect to any such acquisition or strategic transaction.

The Notes are expected to pay interest semi-annually and will be convertible into cash, shares of Depomed’s common stock or a combination of cash and shares of Depomed’s common stock, at Depomed’s election.  The Notes will mature on September 1, 2021, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date.  Depomed may redeem some or all of the notes for cash under certain circumstances on or after September 5, 2019.  Prior to March 1, 2021, the Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date.  The interest rate, initial conversion rate and certain other pricing terms of the Notes will be determined at the time the offering is priced by Depomed and the underwriters.

The Notes are being offered pursuant to an effective shelf registration statement (including a base prospectus) that has been filed with the Securities and Exchange Commission (the “Commission”). A preliminary prospectus supplement related to the offering has been filed with the Commission and is available on the Commission’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus related to the offering, when available, may be obtained by contacting Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014-4606; or RBC Capital Markets, LLC, Attn: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281, telephone: (877) 822-4089 (toll free), email: at equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and CNS disorders.  Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older). Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults.

Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the proposed offering, the anticipated terms of the Notes and the anticipated use of proceeds from the sale of the Notes; the commercialization of Gralise, CAMBIA, Zipsor and Lazanda, Depomed’s financial outlook for 2014 and expectations regarding financial results and potential business opportunities and other risks detailed in the company’s Securities and Exchange Commission filings, including the preliminary prospectus supplement relating to the proposed offering, the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR CONTACT:

August J. Moretti

Depomed, Inc.

510-744-8000

MEDIA CONTACT:

Carolyn Hawley

Canale Communications for Depomed

619-849-5375